UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CONSOL Energy Inc.

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EXPLANATORY NOTE

On April 24, 2013, the Registrant sent a letter to certain shareholders responding to the recommendations made by Institutional Shareholder Services and Glass Lewis & Co., LLC with respect to the Registrant’s say-on-pay proposal to be voted on at the Registrant’s Annual Meeting of Shareholders to be held on May 8, 2013, the form of which is set forth below.

Re: CONSOL Respectfully Requests You Vote FOR Proposal No. 4 in our Proxy Statement (“say-on-pay”).

Dear CONSOL Shareholder:

In connection with our Annual Meeting of Shareholders to be held on May 8, 2013, we are writing to you regarding your vote on our executive compensation program.

FUNDAMENTALLY FLAWED ANALYSIS OF PROXY ADVISORS

Poor Selection of Peer Groups. Both Institutional Shareholder Services and Glass Lewis & Co., LLC (the “Proxy Advisors”) selected a number of inappropriate peers to compare with CONSOL. ISS included two limited partnerships among the 17 peers it selected. Partnerships and their executive compensation programs are structured differently from corporations and their executive compensation is the lowest of the ISS-selected peers. Similarly, Glass Lewis selected a number of companies in its 15-company peer group, that are much smaller than CONSOL, in terms of revenue and operations, such as Walter Energy, Range Resources, Cloud Peak Energy, Alliance Coal Partners (which is also a partnership) and Patriot Coal (which is in Chapter 11 bankruptcy). We strongly believe that the inclusion of these companies in the Proxy Advisors’ peer groups distorts their analyses of CONSOL’s performance and market comparisons of our executive compensation programs.

Errors Regarding CONSOL’s Executive Compensation Programs.

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Objective, Quantifiable Performance-Based Programs. The vast majority of CONSOL’s performance incentive programs are earned based on the achievement of objective, quantifiable performance goals. Our 2012 annual incentive program (“STIC”) is objectively determined based on a fully-described set of pre-determined coal, gas and individual goals set forth in specific, quantifiable detail on pages 36 and 39-41 of the Proxy Statement. Similarly, the 2012 performance share units granted to all our executives are earned based solely on the achievement of objective, quantifiable performance metrics of relative total shareholder return (“TSR”), ROCE and Safety and, in the case of the CEO’s special 2012 performance share unit award, it is likewise predominantly based on the achievement of objective, quantifiable goals as described on pages 44-45 of the Proxy Statement. The Compensation Committee has consistently followed a prescribed payout formula.

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No Duplication Among Annual- and Long-Term Incentive Programs. ISS remarks that in 2012, CONSOL uses the same performance conditions for its STIC and performance share units and that such overlapping metrics run the risk of duplicative pay-outs. Although both programs include performance criteria of TSR, EBITDA and Net Income, as discussed on pages 41 and 44 of the Proxy Statement, the performance metrics for the STIC are based on separate one-year pre-determined goals while the performance metrics for the performance share units are based on three-year or two-year, in the case of the CEO’s special performance share unit award, pre-determined goals. Meeting the performance conditions for one of the programs does not mean it will be met for the other programs and thus, the performance metrics are likewise not the same.

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Program Criticism Inconsistent with Published Guidance. ISS asserts that the 2012 STIC and performance share unit metrics relating to TSR may not be sufficiently rigorous because they permit achievement of the goal when absolute TSR is negative. Based on research and consultations with the Compensation Committee’s compensation consultant, we believe this is a completely new ISS position. In the last two months of 2012, ISS issued revised guidance and answers to frequently-asked questions for the 2013 proxy season and did not indicate that shareholders should take issue with a program designed such as ours with respect to the TSR metric. The new CONSOL Stock Unit (“CSU”) program was approved following communications with ISS in late 2012.

CONSOL’S New Stock Unit Program is Rigorous.

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Proxy Advisors Fail to Accurately Assess the Rigor of the New CSU Program. The Proxy Advisors have mischaracterized the design of the new CSU program and, as a result, have judged it to lack rigor. Both Proxy Advisors glossed over the ROCE metric applicable to the CSU program which requires that three-year cumulative ROCE must equal or exceed 80% of three-year budgeted target for the award to be earned based on absolute stock price performance. CONSOL’s business is commodity-based and highly capital intensive. As a result, we believe that there is no better financial measure linked to shareholder value than ROCE. Our Board and management team annually review the 10-year financial plan, including an analysis of ROCE (which we target well above the weighted average cost of capital) which makes achievement of this goal very challenging under the program. We believe that the Proxy Advisors are not properly accounting for this rigorous, significant metric which must be achieved first before any grantee has the possibility to earn an award at any level.

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Similar Programs to the CSUs Found Adequately Rigorous. ISS has reviewed companies with similar programs to the CSU program and found them to be comparably rigorous. The Compensation Committee engaged in extensive discussions with the Compensation Committee’s compensation consultant to design the CSU program to be consistent with the Proxy Advisors’ published guidance and specific guidance provided by them to companies adopting similar programs in the prior year. In fact, we strongly believe that ISS’ statements that the CSU program lacks rigor is a departure from its stated positions on similar programs of many other companies.

2012 BUSINESS, GOVERNANCE AND COMPENSATION HIGHLIGHTS FOR CONSOL

Record Safety Performance in 2012. Our Coal Division improved its reportable incident rate by approximately 8% from 2011 (approximately three times better than the industry average). Our Gas Division employees had no lost time accidents, having surpassed 6 million exposure hours without a lost time accident. These results are important for our shareholders because a safe workplace reduces our costs and increases the reliability of our operations and production.

TSR Consistently and Substantially Outperformed Our Coal Peers and Ranked in 58th Percentile in Our Energy Peer Group for 2012. Our stock price in 2012 outperformed each of our coal peers’ stock price and compared to the average of our coal peers, CONSOL’s total shareholder return was 29% better on a one-year basis, 28% better on a three-year basis and 16% better on a five-year basis. With respect to our energy peer group discussed on page 43 of our 2013 proxy, CONSOL ranked in the 58th percentile in 2012.

Maintained Strong Financial Performance in Challenging Markets. In 2012, CONSOL management anticipated slowing markets by reducing administrative and operating costs, balanced coal shipments while maintaining strict mine inventory levels, reduced our natural gas drilling levels, and refocused drilling activity on the higher return wet gas areas. Thus, in a challenging market dynamic, CONSOL delivered in 2012: (i) net income of $388 million; (ii) cash flow from operations of $728 million; and (iii) adjusted EBITDA of $1.3 billion,1 which was only surpassed in the past five years by the record performance of 2011. Combined results for 2011 and 2012 demonstrate the success of management’s approach both in good and bad times: (i) net income over $1 billion; (ii) cash flow from operations in excess of $2.2 billion; and (iii) adjusted EBITDA in excess of $3 billion.1 Consequently we maintain a strong balance sheet and excellent liquidity, and have managed our operations through these difficult markets.

Reported Executive Pay-for-Performance was the Hallmark for 2012. For 2012, the at-risk portion of our CEO’s 2012 reported pay was increased to 92% through a base salary reduction of 9% and granting only performance share units (no restricted stock units or options). Other NEOs’ base salaries were frozen and ranged from approximately 16% to 30% of total reported pay and the at-risk portion exceeded 50%.

Decreased CEO’s 2012 Salary and Increased At-Risk Pay (only Performance Share Units Granted, no Restricted Stock Units or Options) and No Changes to Total Direct Compensation. There was no increase in aggregate total direct compensation granted to our CEO from 2011 through 2013. For 2012, our Compensation Committee, together with the full Board, decreased our CEO’s base salary by $100,000 to $1 million and shifted more of his compensation to at-risk pay. His 2012 and 2013 long-term incentive opportunity was entirely in the form of performance-based equity awards.

We Listened to Our Shareholders and Adopted a New Long Term Incentive Program for 2013. In response to an extensive outreach program with our largest shareholders and comments to increase the performance component and eliminate discretion, CONSOL adopted a new stock unit program in 2013. These awards will only be earned if our (i) average closing stock price at the end of the three-year performance period equals or exceeds 50% of our average closing stock price at the commencement of such period and (ii) return on average capital employed (“ROCE”) for the three-year performance period equals or exceeds 80% of the cumulative, budgeted ROCE for such period. The number of shares earned will be determined by an absolute stock price formula (with payouts capped at 150% of target, which is reduced from 250% in 2012), which results in our long term compensation being tied 100% to our stock price. In addition, the Compensation Committee also adopted additional stock retention guidelines, in addition to our stock ownership guidelines, that generally require that executives hold at least 50% of the shares subject to the new CSU awards until the earlier of 10 years from share settlement of the award or normal retirement.

For the foregoing reasons, we strongly disagree with the Proxy Advisors and their respective assessments of our executive compensation programs. Your Board of Directors continues to recommend that you vote FOR the say-on-pay vote (Proposal No. 4).

If you have questions and/or concerns about these proposals, please contact the Deputy General Counsel at 724-485-4000.

[1]	See pages 61-62 of CONSOL’s 2012 Annual Report on Form 10-K for reconciliations of adjusted EBITDA.